EXHIBIT 1

Suite 2300, 250 5th Street SW Calgary, Alberta Canada T2P OR4	Telephone: (403) 264-9888 Facsimile: (403) 770-8855	www.trans-globe.com

May 14, 2018

Dear Shareholder,

Notice requesting information about interests in the Common Shares of TransGlobe Energy Corporation

On April 16, 2018, TransGlobe Energy Corporation (the "Corporation") announced that it is exploring the merits of having its common shares ("Common Shares") admitted to trading on the AIM market operated by the London Stock Exchange ("AIM"). The constitutional documents of Canadian companies listed on AIM must contain provisions requiring their shareholders to notify the company of certain details regarding their interests in shares of the company (and related financial instruments) and certain changes to those interests. In anticipation of the Corporation having its Common Shares admitted to trading on AIM, it was proposed that Shareholders confirm certain proposed amendments to the Corporation's by-laws (the "By-laws") to provide for these requirements (the "By-law Amendment"). The By-law Amendment was passed at the Annual General and Special Meeting of shareholders of the Corporation held on May 10, 2018.

The By-law Amendment requires that each person having a Holding (as defined herein) of Common Shares of the Corporation shall promptly notify the Corporation in writing:

1.	that it is or has become, or ceased to be a Significant Shareholder (as defined herein); and

2.	of any Relevant Change (as defined herein).

The definitions that are relevant to the By-law Amendment and have been included in the By-laws are set forth at the end of this letter .

We believe that you have a Holding of Common Shares in the Corporation and so we therefore request you to give us certain information about your interests. If you are a Significant Shareholder in relation to the Common Shares of the Corporation in which you currently have an interest, please provide details of:

1.	the relevant number of Common Shares in the Corporation; and

2.
the nature of your interest in those Common Shares (i.e. whether the interest is legal or beneficial, direct or indirect, and the extent to which it includes any position in Financial Instruments, and the extent to which it includes any interest of your Family.

Please provide the details requested above in writing (including by fax or email) by May 25, 2018.
If a Relevant Change occurs to your Holding before the Company announces that the Common Shares have been admitted to trading on AIM then we request that you notify us in writing (including by fax 403-777-8855 or email to investor.relations@trans-globe.com) as soon as possible of the Relevant Change and the date that the Relevant Change occurred.

Yours sincerely

Edward D. Ok
Vice President Finance & CFO
For and behalf of
TransGlobe Energy Corporation

Definitions:
“Family” means in relation to any person his or her spouse or civil partner and any child under the age of 18 and includes any trust in which such an individual are trustees or beneficiaries and any company over which they have control or more than 20% of its equity or voting rights (excluding Treasury Shares) in a general meeting. It excludes any employee share or pension scheme where such individuals are beneficiaries rather than trustees;
“Financial Instrument” means any transferable security, market instrument, unit in a collective investment undertaking, option, future, swap, forward or other derivative contract or financial contract for differences that is, in each case, referenced to the shares of the Corporation or has similar economic effects thereto;
“Holding” means a legal or beneficial (whether direct or indirect) interest of a person in shares of the Corporation (including any position in Financial Instruments and any interest of the Family of such person);
“Relevant Change” means a change to the Holding of a Significant Shareholder which increases or decreases the Holding through a single percentage;
“Significant Shareholder” means a person having a Holding of three (3%) percent or more of the shares of the Corporation (excluding Treasury Shares); and
“Treasury Shares” means any shares of a body corporate purchased by it and held in treasury.